UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2008

Universal Truckload Services, Inc.

(Exact name of registrant as specified in its charter)

Michigan	120510	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Employment Agreement with Donald B. Cochran

Effective September 13, 2008, Universal Truckload Services, Inc., or the Company, entered into a new employment agreement with its President and Chief Executive Officer, Donald B. Cochran. The employment agreement replaces the Company’s prior employment agreement with Mr. Cochran which covered the period from September 13, 2004 through September 12, 2008. The new employment agreement is for a term of four years, subject to termination upon notice. Under the agreement, the Company has the option of extending the term for an additional two years, one year at a time. The new employment agreement provides Mr. Cochran with an annual base salary of $364,728, with a five percent increase in each subsequent year thereafter.

Under the terms of the agreement, if the Company terminates Mr. Cochran without cause, as defined in his employment agreement, he will continue to receive his then-current salary for the greater of 12 months or the remaining term of the agreement up to a maximum of 24 months. If Mr. Cochran is terminated due to a medical disability which renders him unable to perform the essential functions of his employment, his then-current compensation shall be continued for 12 months from the date of his disability. The agreement also provides Mr. Cochran fringe benefits provided by the Company to all of its employees in the normal course of business, including insurance coverage and reimbursement for all reasonable and necessary business expenses. Mr. Cochran agrees not to compete with the Company, or specified affiliates of the Company, for a one-year period following the end of his employment with the Company. Mr. Cochran may also participate in bonus and incentive compensation plans approved from time to time by the Company’s Board of Directors or Compensation and Stock Option Committee.

Employment Agreement with Robert E. Sigler

Effective September 13, 2008, the Company entered into a new employment agreement with its Vice President and Chief Financial Officer, Robert E. Sigler. The employment agreement replaces the Company’s prior employment agreement with Mr. Sigler which covered the period from September 13, 2004 through September 12, 2008. The new employment agreement is for a term of four years, subject to termination upon notice. Under the agreement, the Company has the option of extending the term for an additional two years, one year at a time. The new employment agreement provides Mr. Sigler with an annual base salary of $316,025, with subsequent changes to be reviewed annually.

Under the terms of the agreement, if the Company terminates Mr. Sigler without cause, as defined in his employment agreement, he will continue to receive his then-current salary for the greater of 12 months or the remaining term of the agreement up to a maximum of 24 months. If Mr. Sigler is terminated due to a medical disability which renders him unable to perform the essential functions of his employment, his then-current compensation shall be continued for 12 months from the date of his disability. The agreement also provides Mr. Sigler fringe benefits provided by the Company to all of its employees in the normal course of business, including insurance coverage and reimbursement for all reasonable and necessary business expenses. Mr. Sigler agrees not to compete with the Company, or specified affiliates of the Company, for a one-year period following the end of his employment with the Company. Mr. Sigler may also participate in bonus and incentive compensation plans approved from time to time by the Company’s Board of Directors or Compensation and Stock Option Committee.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement effective September 13, 2008 between the Company and Donald B. Cochran.

10.2	Employment Agreement effective September 13, 2008 between the Company and Robert E. Sigler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Date: September 16, 2008	/s/ Robert E. Sigler
Robert E. Sigler
Vice President, Chief Financial Officer, Secretary and Treasurer